UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*


                        Safety-Kleen Corporation
                             (Name of Issuer)

                              Common Stock
                      (Title of Class of Securities)

                                786484105
                              (CUSIP Number)


                            December 31, 1999
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [x]  Rule 13d-1(b)

               [ ]  Rule 13d-1(c)

               [ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 786484105      Schedule 13G           Page 2 of 8 Pages

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Halcyon/Alan B. Slifka Management Company LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS):
(a)  [  ]           (b)  [  ]

3
SEC USE ONLY:

4
CITIZENSHIP OR PLACE OF ORGANIZATION:

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:
5   SOLE VOTING POWER:             0
6   SHARED VOTING POWER            0
7   SOLE DISPOSITIVE POWER         0
8   SHARED DISPOSITIVE POWER       0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS):  [ ]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     IA

CUSIP No. 786484105      Schedule 13G        Page 3 of 8 Pages

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Alan B. Slikfa, Limited
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS):
(a)  [  ]           (b)  [ ]

3
SEC USE ONLY:

4
CITIZENSHIP OR PLACE OF ORGANIZATION:

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:
5   SOLE VOTING POWER         0
6   SHARED VOTING POWER       0
7   SOLE DISPOSITIVE POWER    0
8   SHARED DISPOSITIVE POWER  0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE  INSTRUCTIONS):  [ ]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     HC

CUSIP No. 786484105           Schedule 13G   Page 4 of 8 Pages

1
NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

     Alan B. Slifka
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS):
(a)  [ ]           (b)  [ ]

3
SEC USE ONLY:

4
CITIZENSHIP OR PLACE OF ORGANIZATION:

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:
5   SOLE VOTING POWER         0
6   SHARED VOTING POWER       0
7   SOLE DISPOSITIVE POWER    0
8   SHARED DISPOSITIVE POWER  0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     0

10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(SEE INSTRUCTIONS):  [ ]

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

     0

12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

     IN

Item 1.
          (a)  Name of Issuer

                    Safety-Kleen Corporation

          (b)  Address of Issuer's Principal Executive Offices

                    1000 North Randall Road
                    Elgin, Illinois 60123-2318

Item 2.
          (a)  Name of Person Filing

                    Halcyon/Alan B. Slifka Management Company LLC
                    Alan B. Slifka and Company, Limited
                    Alan B. Slifka

          (b)  Address of Principal Business Office or, if none, Residence

                    477 Madison Avenue, 8th Floor, New York, New York
                    10022

          (c)  Citizenship

                    Each Filing Person's citizenship or place of organization is set forth on the cover page and incorporated herein by reference.

          (d)  Title of Class of Securities

                    Common Stock

          (e)  CUSIP Number

                    786484105


Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a)     [ ]  Broker of dealer registered under section
                       15 of the Act (15 U.S.C. 78o);

          (b)     [ ]  Bank as defined in section 3(a)(6) of the
                       Act (15 U.S.C. 78c);

          (c)     [ ]  Insurance company as defined in section
                       3(a)(19) of the Act (15 U.S.C.78c);

          (d)     [ ]  Investment company registered under
                       section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e)     [x]  An investment adviser in accordance with
                       section 240.13d-1(b)(1)(ii)(E);

          (f)     [ ]  An employee benefit plan or endowment
                       fund in accordance with section 240.13d-
                       1(b)(1)(ii)(F);

          (g)     [x]  A parent holding company or control
                       person in accordance with section 240.13d-
                       1(b)(1)(ii)(G);

          (h)     [ ]  A savings association as defined in
                       section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i)     [ ]  A church plan that is excluded from the
                       definition of an investment company under
                       section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)     [ ]  Group, in accordance with section 240.13d-
                       1(b)(1)(ii)(J).


Item 4.   Ownership.

          Provide   the   following  information  regarding   the
          aggregate  number  and  percentage  of  the  class   of
          securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned

                    0

          (b)  Percent of class

                    0

          (c)  Number of shares as to which such person has:

                    0


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class or securities, check the following[x].


Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.

          Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company.

          See Exhibit A.


Item 8.   Identification and Classification of Members of the
          Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              HALCYON/ALAN B. SLIFKA MANAGEMENT
                              COMPANY LLC

                              By:
                                        /s/James H. Schropp

                              __________________________________
                              Name:  James H. Schropp
                              Title: Attorney-in-Fact, duly
                                     authorized under Power of
                                     Attorney dated February 9,
                                     1999, Filed January 6, 2000,
                                     Abraxas Petroleum Corporation,
                                     Form 13G



Dated:  February 11, 2000